Exhibit 10.8
Execution Version

Dated    May 2026

DAVID SWAN

-and-

ALC AIRCRAFT LIMITED

EMPLOYMENT AGREEMENT

THIS AGREEMENT made on this    day of May 2026 BETWEEN:
(1)ALC Aircraft Limited whose registered office is at 22 Earlsfort Terrace, Dublin 2 (the Company); and

(2)DAVID SWAN of, Springfield, 28a Sydney Ave, Blackrock, Dublin, A94 X2X9, Ireland (the Employee). (the Parties)
The Parties agree that the Employee will be employed by the Company, subject to the following terms and conditions:

1PRE-CONDITIONS TO EMPLOYMENT

1.1The Employee is free from any obligations owed to a third party which might prevent them from starting work on the commencement date of this contract or from properly performing the duties of their position; and

1.2The Employee is legally entitled to work in Ireland (and can produce evidence in that regard if requested) and shall notify the Company immediately if they cease to be so entitled during their employment.

2APPOINTMENT

2.1Subject to satisfaction of the pre-conditions in clause 1, the Employee's employment with the Company commenced on 8 April 2026 (the “Commencement Date”) and will continue for a fixed-term of 3 years concluding on 7 April 2029 (the “Term”). The Parties agree that as this is fixed-term contract of employment, the Unfair Dismissals Acts 1977-2025 shall not apply to the termination of the Employee’s employment where such termination is by reason of the expiry of the fixed -term without it being renewed.

2.2The Commencement Date will be deemed to be the Employee's commencement date for the purposes of any period of continuous employment and for statutory purposes. No service with any employer prior to the Commencement Date will be recognised for such purposes.

3POSITION & DUTIES

3.1The Employee is employed in the role of Group Chief Commercial Officer and will be a member of the Sumisho Executive Management Team. He will report to the Chief Executive Officer of the Company. The Employee will perform duties appropriate to this position as instructed by the Company and the DAC Board including (i) any functions delegated to him as a member of the Executive Management Team pursuant to the Intra-Group Agreement between Sumisho Air Lease Corporation DAC, ALC Aircraft Limited and Sumisho Air Lease Corporation, and (ii) any such additional or alternative duties as the Company and the DAC Board shall reasonably assign to the Employee from time to time. A list of the Employee's duties is set out at Schedule 1.

3.2The Employee will be required in pursuance of their duties to perform services not only for the Company but also for Sumisho Air Lease Corporation DAC or any other Group Company (meaning a company which is a Subsidiary or Holding Company of the Company or any Subsidiary of such Holding Company from time to time (and for this purpose Subsidiary and Holding Company have the meanings given to them respectively in sections 7 and 8 of the Companies Act 2014)) including by way of a secondment arrangement and, without further remuneration (except as otherwise agreed), to accept any such office or position in the Company or any Group Company which is consistent with his position with the Company, as the Board or the Company may from time to time reasonably require. The Company may at its sole discretion assign the Employee's employment to any Group Company on the same terms and conditions as set out herein.

4SALARY

4.1The Employee's salary is €500,000 gross per annum, subject to deductions of tax, USC, PRSI and any other deductions required by law or provided for under this Agreement. The Employee's salary is payable monthly in arrears by way of bank transfer into the Employee's nominated bank account.

4.2The Company may review the Employee's salary from time to time. Upon review, there is no obligation on the Company to make any increase to the Employee's salary and any increase given in any year shall not create an entitlement or expectation of future increase.

4.3In accordance with the National Minimum Wage Act 2000, the Employee is entitled to request from the Company a written statement of their average hourly rate of pay.

5VARIABLE REMUNERATION

5.1The Employee is eligible to participate in the Sumisho Air Lease Corporation annual performance-based discretionary bonus scheme operated by the Company. The bonus will be prorated based on the Employee's start date. The terms of the bonus scheme (including eligibility and conditions for payment of a bonus under the scheme) are determined by the DAC Board from time to time. The Employee’s annual target bonus under this scheme for this role is 200% of base salary.

5.2The Employee is eligible to participate in the Sumisho Air Lease Corporation Annual Cash Long Term Incentive Plan (the “LTIP”).

5.3The following provisions shall apply to the Employee's participation in the LTIP:

5.3.1The Employee's annual target LTIP award is US$1,000,000 (the "Target LTIP Amount") for each financial year (1 January to 31 December).

5.3.2The level of the LTIP award for each financial year shall be determined by reference to the achievement of business key performance indicators against targets agreed by the Sumisho co-investors / Remco.

5.3.3Where the Employee is employed for only part of a financial year (including the financial year of commencement and, if applicable, the financial year of expiry of the fixed term), the Target LTIP Amount shall be pro-rated to reflect the period of time worked by the Employee during that financial year.

5.3.4Subject to Clause 5.3.6, each annual LTIP award shall be paid in three instalments: 33% in the first February following the end of the relevant performance year, 33% in the second February, and 34% in the third February (the "Deferral Schedule").

5.3.5Each annual LTIP award shall be converted from USD to EUR at the foreign exchange rate prevailing at the time of calculating the LTIP award for the relevant financial year. That exchange rate shall be fixed and used for all three instalments payable in respect of that financial year's award.

5.3.6Where the Employee's fixed-term contract expires in accordance with the Term and any LTIP instalments remain outstanding under the Deferral Schedule, those instalments shall be treated as follows:
(a)any instalment which falls due on or before the expiry of the Term shall be paid on its originally scheduled payment date under the Deferral Schedule; and
(b)any instalment which would otherwise fall due after the expiry of the Term, but which relates to a financial year during which the Employee was employed, shall be accelerated and paid through the April 2029 payroll, being the first payroll date following expiry of the Term. Should the Employee's fixed-term contract be extended beyond the Term, the original Deferral Schedule shall apply to any LTIP instalments that were accelerated as a result of the contract not ending in accordance with the Term, such that those instalments revert to their originally scheduled payment dates.

Payment of all such instalments under paragraphs (a) and (b) above shall remain subject to the relevant performance conditions having been met.

5.4The Employee acknowledges that they have no contractual entitlement to, or legitimate expectation of, receiving a bonus payment or any payment under the LTIP (together, “Variable Remuneration”). Payment of a Variable Remuneration in preceding years does not create any expectation or precedent for payment in future years. The Employee acknowledges that the bonus and LTIP schemes, including the method, time, and conditions of payment, is not contractual and can be changed or withdrawn in its entirety at the absolute discretion of the Company. The terms of this clause will not be affected by any policy, programme, or practice of the Company or any associated company and will not be affected by any other express or implied term.

5.5Notwithstanding any other provision of this Agreement, the Employee shall have no right to a bonus (or an award) or payment under the LTIP, whether on a pro-rata basis or otherwise if:

5.5.1they have an unexpired disciplinary warning on file on the date when the bonus might otherwise have been payable; or

5.5.2their employment terminates for any reason pursuant to the terms of this Agreement or if they are under notice of termination (whether given by the Employee or the Company) at or prior to the date when a bonus (or award) might otherwise have been payable.

5.6Any bonus or LTIP payments payable shall be subject to the deduction of PAYE, PRSI, USC and such other deductions or withholdings as are required by law.

6PENSION AND OTHER BENEFITS

6.1The Employee will become and, unless otherwise agreed, remain a member of the ALC Aircraft Limited Pension Plan subject to the terms and rules of the plan. The employer contribution as part of this scheme will be 22.7%. The Company reserves the right at any time to amend the plan (including amending its employer or employee contributions), terminate the plan or the Employee’s membership of it without compensation.

6.2The Employee may be offered the opportunity, from time to time, to join such other benefit plans as may be approved in writing by the Company and specifically applied to the Employee by notice in writing from the Company. Participation in such benefit plans shall be subject always to prior approval by the Company and communication to the Employee of such approval, and to the rules and conditions applicable to each such plan. The Company reserves the right at all times to vary or discontinue any benefit plans in which the Employee may be entitled to participate. The Company shall also have the right to substitute new benefit plans for any plan in which the Employee may be eligible to participate. Any Company benefit plan which is insured will be subject to and conditional upon the terms and conditions of the relevant policy of insurance and the decisions of the underlying insurer. The Company shall only be obliged to make payments to or in respect of the Employee under any insured benefit plan if it has received payment from the insurance provider for that purpose. If the insurance provider refuses for any reason to provide a benefit to or in respect of the Employee under such benefit plans, the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

6.3All benefits payable or otherwise made available to the Employee under any Company benefit plan(s) in which the Employee may be entitled to participate from time to time shall automatically cease, as shall the Employee's eligibility to participate in such plan(s), upon the termination of the Employee's employment for any reason whatsoever. In the event of such termination, the Company shall be under no obligation to replace the terminated or discontinued benefit plan(s) and/or provide the same or similar benefits or compensation in lieu.

7EXPENSES

7.1The Company shall reimburse the Employee for business related expenses validly incurred by the Employee in the course of the Employee's employment subject to production of vouching documentation acceptable to the Company. Where possible, and for all expenses outside the normal course of business, the Employee should seek approval in advance from the Company.

8DEDUCTIONS FROM SALARY

8.1The Company reserves the right to require the Employee to repay either by deduction from salary or any other method acceptable to the Company, any losses sustained through fraud or dishonesty on the Employee's part or any remuneration, expenses or any other payments which are overpaid to the Employee whether made by mistake or otherwise. By signing this Agreement, for the purposes of the Payment of Wages Act 1991 (as amended) the Employee hereby consents to any such deductions from sums due by the Company.

9HOURS OF WORK

9.1The Employee's normal hours of work are between 9am to 6pm Monday to Friday inclusive. However, subject to the provisions of the Organisation of Working Time Act 1997, the Employee will be expected to work such hours as are necessary to ensure the fulfilment of the Employee's job function and proper performance of the duties, including at weekends and beyond normal business hours. The Employee is entitled to rest breaks in accordance with the Organisation of Working Time Act 1997.

9.2Save where on authorised leave (for holiday, or sickness or other reason) and save as modified by the provisions of this Agreement where the Employee is placed on Garden Leave or suspended, the Employee's responsibilities with the Company will be such that the Employee will devote the whole of their time, attention and ability during their hours of work to the Company (or where applicable any Group Company) to the performance of the Employee's duties under this Agreement.

9.3From time to time, the Employee may be required to travel and/or work such additional time outside normal core hours as may be required to complete the Employee's responsibilities without additional remuneration, holidays or leave.

10PLACE OF WORK

10.1The Employee's normal place of work is 22 Earlsfort Terrace, Dublin 2. However, the Company reserves the right and by signing this Agreement the Employee hereby agrees to carry out their work, either on a temporary or permanent basis, at such location as the Company may reasonably require from time to time, including from the Employee's home address. The Employee's duties may naturally require travel to and work at other locations locally, nationally or internationally.

10.2The Company reserves the right to change the place of the Employee's employment, in which event, they will be given reasonable notice.

10.3Any such change to place of work will not constitute a breach of this Agreement or give rise to any entitlement to payment to the Employee for disturbance or otherwise.

11ANNUAL LEAVE & PUBLIC HOLIDAYS

11.1The Employee is entitled to 29 working days annual leave per annum calculated by reference to time worked on a pro rata basis (exclusive of public holidays). Annual leave must be agreed in advance with the Company and must be taken at times convenient to it. The Employee may be required to take annual leave on specific days as notified. The Company's leave year runs from 1 January to 31 December and annual leave should normally be taken within the year. Unused annual leave may only be carried over from year to year in exceptional circumstances and with the written agreement of the Company and in such cases, must, in any event, be taken within 6 months of the end of leave year.

11.2The Employee is also entitled to paid public holidays on the following dates subject to compliance with the Organisation of Working Time Act 1997:

•New Year's Day (1st January)

•St. Brigid’s Day (1st February)

•St. Patrick's Day (17th March)

•Easter Monday

•May Day (first Monday in May)

•June Holiday (first Monday in June)

•August Holiday (first Monday in August)

•October Holiday (Last Monday in October)

•Christmas Day (25th of December)

•St. Stephen's Day (26th December)

11.3If the Employee has taken more than their accrued entitlement at the date of termination of employment, the Company shall be entitled to make deductions from any payments due to the Employee in respect of any excess holidays taken.

12ILLNESS & ABSENCE PROCEDURE

12.1The Company has illness and absence notification requirements. The Employee must keep the Chief Executive Officer reasonably informed if they are unable to attend work on any particular day, whether due to illness (or otherwise). Where there is continuing absence, the Employee shall keep the Company fully informed on a regular basis of their condition and expected return to work date. A medical certificate must be produced in respect of absence of three days or more and afterwards, at such intervals as required by the Company. Where absence commences on a Friday or Monday a medical certificate must be produced in respect of such absence regardless of the length of the absence.

12.2The Company reserves the right to have the Employee medically examined by a registered medical practitioner to be selected by the Company at any time during employment. Failure to attend at a medical examination when requested to do so may result in disciplinary action and/or termination of sick pay (if applicable). The Employee acknowledges and agrees that the Company is entitled to make relevant determinations based on the advice of its nominated doctor and/or consultant.

12.3The Company is not obliged to pay the Employee during any unauthorised absence (whether through illness or otherwise), and in such event the Employee should avail of any appropriate social welfare benefits. However, the Company will comply with its statutory obligations under the Sick Leave Act 2022 and further may, in its absolute discretion, and without creating any expectation, precedent or entitlement, decide to pay the Employee beyond those statutory obligations where appropriate.

12.4Where the Company makes payments to the Employee during absence through illness and the illness is or appears to be an occasion of actionable negligence of a third party in which damages are or may be recoverable, the Employee shall immediately notify the Company of that fact and of any claim, settlement, agreement or judgment made or awarded in connection with it, and shall give to the Company all particulars which the Company may reasonably require and shall, if required by the Company refund to the Company that part of any damages recovered related to loss of earnings for the period of the illness as the Company may reasonably determine, provided that the amount to be refunded will not exceed the amount of damages or compensation recovered by the Employee less any cost borne by the Employee in connection with the recovery of such damages or compensation and will not exceed the total remuneration paid to him by the Company by way of salary in respect of the period of illness.

13CONFLICT OF INTEREST

13.1“Material Interest” means:

13.1.1the holding of any role or position, whether as employee or consultant or otherwise, with equivalent or similar duties and/or seniority and/or responsibility to any roles held by the Employee in the Company in the 12 months prior to the date on which their employment ends (the “Termination Date”) (extended by any time spent by the Employee on Garden Leave);

13.1.2the holding of any position as director, partner, principal or agent;

13.1.3the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 3 per cent of the issued ordinary shares of any company whose shares are listed or dealt in on any recognised stock exchange or securities market; or

13.1.4the direct or indirect provision of any financial assistance.

13.2The Employee agrees that during the period of their employment by the Company, he shall:

13.2.1abide by any relevant Company policy which may be promulgated from time to time; and

13.2.2not without the Company’s prior written permission hold any Material Interest in any person, firm, undertaking or company, which:

(a)competes with any business carried on by the Company or any Group Company; or

(b)impairs or might reasonably be thought by the Company to impair the Employee’s ability to act at all times in the best interests of the Company and the Sumisho Group; and

13.2.3not introduce to any other person, firm or corporation or participate in, business of a kind in which the Company or any other Group Company is for the time being engaged or capable of becoming engaged or with which the Company or any other Group Company is able to deal in the course of the business for the time being carried on or planned by the DAC Board to be carried on; and

13.2.4not have any financial benefit from contracts made by the Company or any other Group Company with any third party (including but not limited to any supplier to any Group Company) without the prior written consent of the DAC Board.

13.3The Employee shall not, without the consent of the DAC Board or in accordance with any policy in place, accept any gift or favour of whatever kind from any Customer or Supplier of the Company or any other Group Company or any prospective customer or supplier of the Company or any other Group Company with a value or cumulative value in excess of €100.

13.4The Employee acknowledges that clause 13 is necessary for protection of business confidentiality, the avoidance of conflicts of interest, and compliance with applicable statutory and regulatory obligations, including those relating to working time, being in each case, individually and cumulative ly, objective and proportionate grounds for the restrictions within that clause.

14TERMINATION, NOTICE & GARDEN LEAVE

Automatic termination

14.1The Employee’s employment will terminate automatically

14.1.1on expiry of the Term.

14.1.2On the Employee reaching the Company’s retirement age of 65. This retirement age has been determined by the Company having taken into account the relevant factors (such as succession planning) as at the date of this Agreement and is subject to review. The Employee's employment will terminate at the end of the calendar quarter in which the Employee reaches age 65 unless the Company has agreed in writing to extend the Employee's employment beyond this date.

14.1.3if the Employee becomes disqualified or prohibited by law from being a director of the Company ;

14.1.4if the Employee is subject to a restriction order under s819 of the Companies Act 2014; or

14.1.5if the Employee ceases for any other reason to be a director of the Company provided that if such cessation shall be caused by any act or omission of either party without the consent, concurrence or complicity of the other party, such act or omission shall be deemed a breach of this Agreement and the termination thereof shall be without prejudice to any claims for damages in respect of such breach.

Immediate termination

14.2The Company may without notice and without any payment in lieu of notice terminate the Employee’s employment with immediate effect if the Employee:

(a)is in serious default or wilful neglect of his duties under this Agreement or commits any serious breach or non-observance, or continues (after warning) with repeated breaches or non-observance, of their obligations under this Agreement or of any rules and regulations made by the Company;

(b)commits any act of serious misconduct or is responsible for any conduct which in the reasonable opinion of the Board brings them, the Company or any Group Company into disrepute or affects the business of the Company or any Group Company; or

(c)is convicted of any criminal offence, other than an offence which in the reasonable opinion of the DAC Board does not affect their position with the Company.

Termination on notice

14.3Subject to clauses 14.1 and 14.2, the Employee's employment may be terminated by the Company at any time prior to expiry of the Term (at which time, for the avoidance of doubt, the Employee’s employment will terminate automatically in accordance with clause 14.1, without further notice) by giving six (6) months' notice in writing or such longer notice as may be required by law. The Employee must give the Company three (3) months' notice in writing to terminate their employment.

14.4Payment may be made by the Company at its discretion in lieu of notice. Where the Company exercises the right to make payment in lieu of notice, the Employee's employment will terminate with immediate effect or with effect from such other date as may be specified by the Company . For the avoidance of doubt, the payment in lieu shall not include any element in relation to:

14.4.1any bonus, long-term incentive plan payments, or commission payment that might otherwise have been due during the period for which the payment in lieu is made;

14.4.2any payment in respect of any additional benefits which the Employee would have been entitled to receive during the period for which the payment in lieu is made; and/or

14.4.3any payment in respect of any holiday entitlement that would have accrued during the period for which the payment in lieu is made.

14.5The Company may, at any time and for any reason, following the giving of notice by either Party to terminate this Agreement and for such period as it may specify not exceeding the Employee's notice period:

14.5.1require the Employee to perform:

(a)a part only of their normal duties and no other; or

(b)some or all of their duties from home; or

(c)such other duties as it may require and no others; or

(d)no duties whatever;

14.5.2exclude the Employee from all or any premises of the Company and any Group Company;

14.5.3require the Employee not to contact any customers, clients, consultants, officers, suppliers or employees of the Company of any Group Company in connection with the business of the Company or any Group Company;

14.5.4require the Employee to assist the Company to arrange a proper handover of their duties and responsibilities to another employee of the Company;

14.5.5require the Employee to resign from any directorship or office they may hold by virtue of their employment and, in the event of the Employee's failure to do so, the Company is hereby irrevocably authorised to appoint some person in the Employee's name to sign and deliver the letter(s) of resignation to the Board and the board of directors for the time being of any other Group Company, as applicable;

14.5.6suspend the Employee's access to all or any information technology systems of the Company and any Group Company; and/or

14.5.7any combination of the above.

(any such period during which one or more of the above circumstances pertains shall be referred to as “Garden Leave”).

During Garden Leave:

14.5.1the Employee shall remain entitled to their normal remuneration provided that they comply with the terms of this Agreement, such compliance or otherwise to be determined at the sole discretion of the Company;

14.5.2if requested by the Company, the Employee must keep the Company reasonably informed of their whereabouts so that the Employee can be called upon, on reasonable notice, to perform any appropriate duties as required by the Company or any Group Company;

14.5.3all other terms of the Employee's employment will continue including, without limitation, the Employee's obligations of good faith, fidelity, confidentiality, fiduciary duties and all of their express and implied obligations; and

14.5.4the Company shall be entitled at any time to appoint a further executive, director or employee having the responsibilities similar to those undertaken by the Employee to act jointly with the Employee and in that event with such appointment.

Reconstruction or Amalgamation

14.6If before the termination of this Agreement the employment of the Employee is determined by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation, or in connection with any arrangement for the reconstruction or amalgamation of the undertaking of the Company not involving liquidation, and the Employee is offered employment with the amalgamating or reconstructed company on terms no less favourable than the terms of this Agreement, the Employee shall have no claim against the Company in respect of such termination of their employment.

Survival of certain provision following termination of employment

14.7Without prejudice to any fiduciary or other obligations owed by you to the Company or any Group Company, on termination of this Agreement howsoever arising, the terms of clauses 19, 20, 21 and 22 shall remain in full force and effect.

15SUSPENSION

15.1The Company shall have the right to suspend the Employee on full pay for a reasonable period pending any investigation and subsequent disciplinary hearing (if any), including any appeal hearing. In such circumstances the Company may:

15.1.1exclude the Employee from all or any premises of the Company or any Group Company;

15.1.2require the Employee to abstain from engaging in any contact (whether or not initiated by them) which concerns any of the business affairs of the Company or any Group Company with any customer, client, supplier, other business connection, employee, director, officer, consultant or agent of the Company or any Group Company;

15.1.3require the Employee to deliver up to the Company without destruction, deletion or redaction of any data or images, any correspondence, documents, laptops, iPads or other tablets, computer drives, computer disks and other computer equipment, tapes, mobile telephones , iPhone, Blackberry or other smartphone devices in their possession or under their control and which belong to the Company or any Group Company and to provide to the Company full details of all then current passwords or other privacy or security measures used by them in respect of such equipment; or

15.1.4suspend or limit the Employee's access to the Company's computer, e-mail, telephone, voicemail and other communication systems or databases.

15.2During any period of suspension pursuant to clause 15.1, the Employee shall continue to be bound by the duties of fidelity and good faith, shall be available during normal business hours (other than agreed holidays or authorised absence for sickness or other authorised leave) to perform any duties that may be assigned to them and shall continue to comply with the terms of this Agreement.

16POLICIES & PROCEDURES

16.1The Company has a number of policies and procedures that are applicable to the Employee, including the Disciplinary and Grievance Procedure, the Bullying and Harassment Procedure, the Code of Business Conduct and Ethics, the Insider Trading Policy, the Internet, Email and Computer Usage Policy, the Social Media Policy, the Whistleblowing Policy Reporting Potential Misconduct and the Anti-corruption Policy, all of which will be made available to the Employee following commencement of employment. These policies can be found in the Employee Handbook. The Company may adopt additional policies applicable to the Employee which may or may not be included in the Employee Handbook. The Company reserves the right to adopt new policies, change, replace or withdraw policies at any time and the Employee is required to comply with the policies and procedures in force from time to time.

17DISCIPLINARY PROCEDURE

17.1The Company requires a good standard of discipline and conduct from the Employee together with satisfactory standards of work. Disciplinary action up to and including dismissal may take place if the Employee's conduct or standard of work falls below an acceptable level. Summary dismissal may take place where gross misconduct occurs. The disciplinary procedures do not apply to employees who have not completed probation. Full details of the Company's Disciplinary Procedure will be made available to the Employee.

18GRIEVANCE PROCEDURE

18.1The Company has a grievance procedure, applicable to all employees. The purpose of the grievance procedure is to resolve any work-related problem as quickly as possible. All grievances will be dealt with seriously and confidentially and the Employee need not fear victimisation for making or being involved in a complaint. Full details of the Company's Grievance Procedure will be made available to the Employee.

19CONFIDENTIALITY

19.1The Employee is hereby notified that the Company's and the Group’s business is of such a nature as to require discretion and confidence in relation to the Employee's work and in relation to clients/customers and their business and other matters which the Employee may become aware of during the course of the Employee's work. It is particularly important that the Employee does not discuss or otherwise reveal outside of their employment or use for their own purposes any information whatsoever concerning the affairs of the Company or any associated company, its clients/customers, distributors, agents or suppliers. Such information may include but is not limited to (i) information in whatever form relating to the marketing and business strategies, business products, affairs or finances of the Company and all Group Companies for the time-being confidential or which has been supplied in confidence, and (ii) trade secrets including technical data and know how belonging to the Company and all Group Companies or any of its or their suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) information that the Employee created, developed, received or obtained in connection with the Employment, whether or not such information is marked 'confidential' (“Confidential Information”).

19.2Without prejudice to the Employee's general duties at common law in relation to such trade secrets and other Confidential Information, the Employee shall not (except in the proper performance of their duties under this Agreement) during their employment or at any time after termination of employment (without limit):

19.2.1use for their own account or directly or indirectly disclose, communicate or divulge to any person whomsoever and shall use their best endeavours to prevent the publication, communication or disclosure of any Confidential Information or any trade secret or other confidential information concerning the business finances, dealings, transactions or affairs of the Company or any Group Company or of any of their respective customers or clients entrusted to the Employee or arising or coming to their knowledge during the course of their employment or otherwise;

19.2.2make, otherwise than for the benefit of the Company or any Group Company, any notes or memoranda relating to any Confidential Information or other matter within the scope of the business of the Company or any Group Company or concerning any of the dealings or affairs of the Company or any Group Company; or

19.2.3use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company or any Group Company, it being the intention of the Parties hereto, that all such notes or memoranda made by the Employee during this Agreement shall be the property of the Company or the relevant Group Company and left at its registered office or place of business upon the termination of the Employee's employment.

19.3The obligations contained in this clause shall not apply to any disclosures required by law and shall cease to apply to information or knowledge which may subsequently come into the public domain otherwise than by reason of the Employee's default.

19.4Any breach by the Employee of the provisions of this clause 19 will be regarded by the Company as a serious disciplinary matter and may, if committed while the Employee is employed by the Company, result in disciplinary action up to and including dismissal without notice.

19.5This duty of confidentiality continues indefinitely after the termination of the Employee's employment. For the avoidance of doubt, this confidentiality obligation requires the Employee to not discuss or otherwise reveal outside of their employment or use for their own purposes any Confidential Information with any Immediate Relatives.

20RETURN OF COMPANY PROPERTY AND RESIGNATION FROM OFFICE

20.1Upon termination of the Employee's employment for whatever reason:

20.1.1the Employee is required to return to the Company all Company property and all documents or records including electronic documents, computer disks, memory sticks, papers, notes of any description, or other property belonging to the Company, which may be in the Employee's possession or under the Employee's control which relate in any way to the affairs of the Company, and the Employee must not retain copies of any such documentation.

20.1.2the Employee shall at the request of the Company:

(a)resign without claim for compensation as an officer of the Company or of any Group Company and from all other appointments or offices which they hold as nominee or representative of the Company or any Group Company; and

(b)transfer to the Company or as the Company may direct, without payment, any shares or interests held by them as nominee for the Company,

and if they should fail to do so within seven days of request, the Company is hereby irrevocably authorised to appoint some person in their name and on their behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

21INTELLECTUAL PROPERTY

21.1"Intellectual Property" means discoveries, concepts, ideas and improvements to existing technology whether or not written down or otherwise converted to tangible form, patents, designs, trade marks, trade names, goodwill, copyrights, all rights in inventions, designs, processes, formulae, notations, improvements, know-how, goodwill, reputation, moulds, get-up, computer programmes and analogous property, plans, models and all other forms of industrial or intellectual property (in each case in any part of the world and whether or not registered or register-able and to the fullest extent thereof and for the full period thereof and all extensions and renewals thereof) and all applications for registration thereof and all rights and interests, present and future, thereto and therein;

21.2This clause relates to all Intellectual Property created, discovery, invention, process or improvement in procedure made or discovered by the Employee (whether alone or jointly with others) while in the employment or service of the Company or any Group Company in connection with or in any way affecting or relating to the businesses of the Company or Group Company or capable of being used by such Company or Group Company.

21.3All such Intellectual Property to which this clause applies shall to the fullest extent permitted by law belong to, vest in and be the absolute sole and unencumbered property of the Company . These shall include (without limitation) copyrights, trademarks, patents and other rights in inventions, trade and business names, design rights and registered or unregistered which may from time to time subsist in any part of the world and all applications for the grant of the foregoing.

21.4The Employee hereby:

21.4.1undertakes to notify and disclose to the Company in writing full details of all Intellectual Property to which this clause applies forthwith upon the production, invention or discovery of the same, and promptly whenever requested by the Company and in any event upon the termination of this Agreement deliver up to the Company all correspondence and other documents, papers and records and all copies thereof in his possession, custody or power relating to any such Intellectual Property;

21.4.2undertakes to hold on trust for the benefit of the Company any such Intellectual Property to the extent that the same may not be, and until the same is, vested absolutely in the Company.

21.4.3assigns by way or present assignment of future copyright in all such Intellectual Property to which this clause applies;

21.4.4acknowledges that, save as provided in this Agreement, no further remuneration or compensation is or may become due to the Employee in respect of the performance of the Employee's obligations under this clause;

21.4.5undertakes at the expense of the Company to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the Company be necessary or desirable to vest in and register or obtain letters patent in the name of the Company and otherwise to protect and maintain such Intellectual Property; and

21.4.6to the extent that by law any such Intellectual Property or the rights therein do not, or are not permitted to or cannot, vest in or belong to the Company, the Employee agrees immediately upon the same coming into existence to offer to the Company a right of first refusal to acquire the same on arm's length terms to be agreed between the parties and in the absence of agreement within thirty days of such offer to be decided upon by an arbitrator to be appointed by the President for the time being of the Law Society of Ireland (whose decision shall be final and binding on the parties and whose costs shall be borne equally by the parties).

21.5The Employee agrees to waive any moral rights in the Intellectual Property to which he/she is now or may at any future time be entitled under the Copyright and Related Rights Act 2000 or any similar provision of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such work or o ther materials, infringes the Employee's moral rights.

21.6The Employee hereby irrevocably appoints the Company to be the Employee's attorney in the Employee's name and on the Employee's behalf to execute and do any such instruments or things and generally to use the Employee's name for the purpose of giving to the Company or its nominees the full benefit of the provision of this clause.

21.7Where any intellectual property rights falling within the scope of this clause have been created jointly by the Employee and any other person or persons, the Employee shall, without prejudice to the Employee's obligations under this clause, use the Employee's best endeavours to procure that the other person or persons assign(s) to the Company the Employee's or their interest in such rights.

21.8The Employee shall immediately on the Termination Date deliver to the Secretary of the Company or such other person as the Company may nominate in writing all materials in the Employee's possession or in the Employee's control relating to any intellectual property rights belonging to the Company (including rights falling within scope of this clause which have not yet formally vested in the Company) which shall include (without limitation) all reports, studies, data, drawings, diagrams, charts, designs, records and computer software on whatever media together with all drafts and working papers relating to such materials.

22POST-TERMINATION RESTRICTIONS

22.1Capitalised terms are not elsewhere defined in this Agreement shall have the meanings set out in Schedule 2.

22.2The Employee acknowledges:

(a)that as a result of his position with the Company and the Group as both an employee and a director of Group companies, he will have access to strategic business, clients' and suppliers' information and Confidential Information and that such Confidential Information has been made available to the Employee under circumstances of trust and confidence;

(b)that as a result of his position in the Company and the Group, the Employee will obtain personal knowledge of and influence over the Company’s, the Group’s and any Group Company’s customers and/or personnel and have access to strategic business, client, target clients and customers, and supplier, information and Confidential Information;

(c)that the Businesses are highly technical, competitive, and international businesses, and that competition by the Employee would necessarily involve the Employee's use of Confidential Information and trade connections, to which the Employee was given or gained access by virtue of their position in the Company, and would otherwise constitute unfair competition and would severely injure the legitimate business interests of the Company, Group and/or Group Companies; and

(d)that the terms of this clause 22 are necessary for the protection of the Company’s legitimate business interests, Confidential Information and trade connections, and that the duration, scope, and geographical territory of the restrictions set out in this clause, to which the Employee agrees, are fair and reasonable.

22.3Having regard to clause 22.1 and 22.2, the Employee shall not directly or indirectly:

(a)during his employment and for the Restricted Period, hold any Material Interest (i) in any Restricted Firm, or (ii) in any business carried on within the Territory which is of the same nature as that of any of the Businesses;

(b)during his employment and for the Restricted Period, within the Territory, seek, solicit, canvass or approach in any capacity whatsoever any business, orders or custom for any Company Products and Services from any Customer or prospective Customer;

(c)for the Restricted Period, within the Territory, deal or do business with, in any capacity whatsoever, any Customer or prospective Customer;

(d)during his employment and for the Restricted Period, take any action in relation to any Customer or prospective Customer which would interfere with the Company and/or Group’s relationships with the Customer or prospective Customer;

(e)for the Restricted Period, within the Territory, deal or do business with, in any capacity whatsoever, any Supplier;

(f)during his employment and for the Restricted Period, within the Territory, take any action, in relation to any Supplier, which would interfere with the Company and/or Group’s relationships with the Supplier;

(g)during his employment and for the Restricted Period, solicit, canvass or entice away or seek to entice away from the Company or any Group Company any person with whom the Employee had contact and who was, during the Employee’s employment or, if this Agreement has terminated, at the Termination Date, employed or engaged by the Company or any Group Company to work in any of the Businesses as a director or Key Employee;

(h)during his employment and for the Restricted Period, in relation to a business the same as, or similar to, or in competition with the Business, employ any person with whom the Employee had contact and who was, during the Employee’s employment, or if this Agreement has terminated, at the Termination Date, employed or engaged by the Company or any Group Company to work in any of the Businesses as a director or Key Employee;

(i)during his employment and for the Restricted Period, in relation to a business the same as, or similar to, or in competition with the Businesses, solicit, canvass or entice away or seek to entice away from the Company or any Group Company any Team Member where the proposed recruitment of that employee is part of a Team Recruitment Exercise; or

(j)at any time after the Termination Date represent himself or permit himself to be held out by any person, firm or company as being in any way connected with or interested in the Company or any Group Company.

22.4The restrictions imposed by this clause 22 apply to the Employee acting:

(a)directly or indirectly; and

(b)on their own behalf or on behalf of, or in conjunction with, any firm, company or person.

22.5The periods for which the restrictions in this clause 22 apply shall be reduced by any period that the Employee spends on Garden Leave.

22.6If the Employee receives an offer to be involved in a business concern in any capacity during the appointment, or prior to the expiry of the last of the covenants in this clause 22, he shall give the person making the offer a copy of this clause 22 and shall tell the Company the identity of that person forthwith.

22.7The Employee agrees that the restrictions in this clause 22 are reasonable and necessary to protect the legitimate business interests of the Company and any Group Company. In relation to each Group Company, the Company contracts as trustee and agent for the benefit of each such Group Company. The Employee agrees that if required to do so by the Company, they will enter into covenants in the same terms as those set out in this clause 22 directly with any Group Company. If the Employee fails within 7 days of receiving such a request from the Company to sign the necessary documents to give effect to the foregoing, the Company will be entitled, and is hereby irrevocably and unconditionally authorised by the Employee as the Employee’s attorney, to execute all such documents as are required to give effect to the foregoing on the Employee’s behalf.

22.8The Employee expressly acknowledges and agrees that (i) he has carefully read this Agreement and have given careful consideration to the restraints imposed upon them by this clause 22; (ii) he has had the opportunity to consult with his own independent legal counsel with respect to the restraints imposed upon him by this clause 22; (iii) he is in full accord as to their necessity; and (iv) the provisions of this clause 22 are an essential inducement to the Company to enter into this Agreement.

22.9If the Company transfers all or part of its business to a third party (a "Transferee"), such that the Employee also transfers along with that business (whether under the European Communities (Protection of Employees on the Transfer of Undertakings) Regulations 2003 or otherwise), the restrictions in this clause shall with effect from the transfer , continue to apply as if references to the Company in this Agreement were references to the Transferee, references to any Group Company were construed accordingly and references to the customers, clients, suppliers or employees of the Company were to those of the Transferee.

22.10The Employee acknowledges and agrees that the restrictions in this clause are independent and severable and are fair and reasonable in all the circumstances. If any of the restrictions are adjudged by a court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be reasonable if any particular restriction or restrictions, or part of their wording, were deleted, such restrictions shall apply with such deletion as may be necessary to make them valid and effective.

23DATA PROTECTION

23.1The Company may from time to time in the course of administering its business, and exercising its legal rights and performing its legal obligations in connection with these terms and conditions and the Employee’s employment, need to process both personal data (including, for example, any information from which the Employee may be identified) and special categories of personal data (including, for example, information relating to health) in relation to the Employee. The Company will process such data in accordance with the applicable data protection legislation including the General Data Protection Regulation and implementing legislation. Further details in relation to what personal data is collected in relation to employees, and the purposes for which such data may be used and disclosed by the Company are set out in the applicable policies and procedures, including the Company’s data protection policy, (which may be amended or updated from time to time).

23.2The Employee
23.2.1acknowledges that access to the Company's electronic communications software and information technology systems is provided for business purposes, and that the Company or any other Group Company may at all times inspect any electronic equipment or software used by the Employee, monitor and record any use that the Employee makes of the Company's or any other Group Company's electronic communications, software and information technology systems including by monitoring or recording the content of email and telephone communications for the purpose of ensuring that the Company's rules (and those of any other Group Company) are being complied with and for legitimate business purposes; and

23.2.2shall comply with any electronic communications (and/or similar) policy or policies that the Company may issue from time to time.

24COLLECTIVE AGREEMENTS

24.1There are no collective agreements relevant to the Employee's employment with the Company.

25LAY OFF AND/OR SHORT TIME

25.1The Company reserves the right to lay the Employee off or reduce the Employee's working hours. In such circumstances, the Employee will receive as much notice as is reasonable prior to such lay off or short time. The Employee will not be paid during the lay off period.

25.2The Employee will be paid only in respect of hours actually worked during any period of short time.

25.3Selection for lay off and/or short time working will be based on the business requirements of the Company.

26VARIATION

26.1In addition to any specific reservations referred to in this Agreement, the Company reserves the right to make reasonable changes to the terms and conditions of the Employee's employment from time to time. Wherever practicable, the Employee will be given advance notice of any such change.

27EMPLOYEE WARRANTIES

27.1The Employee hereby warrants that by virtue of entering into this Agreement the Employee will not be in breach of any express or implied terms of any Court order, contract or any other obligation legally binding upon the Employee.

27.2The Employee warrants that they are entitled to work and reside in Ireland without any additional approvals and or permits and the Employee will notify the Company immediately if they cease to be so entitled at any time during the Employee's employment with the Company.

27.3The Employee warrants that they will not without the written consent of the Company work for anyone else while in the employment of the Company.

28GOVERNING LAW

28.1This Agreement is governed by and shall be construed in accordance with Irish law and the Parties to this Agreement hereby submit to the exclusive jurisdiction of the Irish Courts.

29COUNTERPARTS

29.1This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original and all the counterparts together shall constitute one and the same instrument.

30MISCELLANEOUS

30.1Unless the context otherwise requires, words denoting the singular include the plural and words denoting the masculine include the feminine and vice versa.

30.2No failure or delay by the Company in exercising any remedy, right, power of privilege under or in relation to this Agreement or at law shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

30.3If any covenant or provision above contained shall be determined to be void or unenforceable in whole or in part for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining covenants or provisions or parts thereof contained in this Agreement, and such void or unenforceable covenant or provision shall be deemed to be severable from any other covenants or provisions or parts herein contained. If any covenant herein contained shall be held to be unreasonable by reason of the area, duration or type or scope of service or business or matter covered by such covenant, then effect shall be given to the covenant in such reduced form as may be decided by any court of competent jurisdiction. The Employee hereby acknowledges and agrees that all of the restrictions imposed upon him herein are reasonable and valid and hereby waives any and all defences to the strict enforcement thereof by the Company.

30.4Any notice or other communication whether required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given if delivered by hand or sent by registered post addressed to the party to which such notice is to be given. Any such notice shall be deemed to have been duly given at the time of delivery if hand delivered, or 48 hours after posting if sent by registered post as aforesaid.

30.5This Agreement contains the entire agreement between the Parties. All previous agreements, understandings, assurances, statements, promises, warranties, representations or misrepresentations (whether written or oral) between the Parties are superseded by this Agreement.

30.6The information contained in this Agreement constitutes a written statement of particulars of the Employee's employment with the Company in accordance with the requirements of section 3 of the Terms of Employment (Information) Act 1994 to 2014 (as amended).

By Company:

SIGNED

for and behalf of

ALC AIRCRAFT LIMITED

By its lawful appointed attorney

Name: Nori Hiruta
/s/ Nori Hiruta

SIGNED AND DELIVERED

By DAVID SWAN
/s/ David Swan

SCHEDULE 1

Without prejudice to clause 3 of this Agreement, the Employee's duties include (but are not necessarily limited to) the following:

•JOB DESCRIPTION

Role Profile

Role: Chief Commercial Officer    Business Function: Office of the CCO Purpose of the role:
The Chief Commercial Officer (CCO) is an Executive Management position responsible for leading all commercial activities across Sumisho Air Lease Corporation “Sumisho”. The role plays a critical part in shaping, driving, and executing commercial strategy while maximizing customer impact, portfolio performance, and shareholder value. The CCO oversees the full commercial activities of the Sumisho aircraft portfolio, including portfolio management, growth and divestment planning, OEMs and being a key contact with SMBC Aviation Capital as servicer. The CCO collaborates closely with the Executive Management team, to ensure commercial objectives align with corporate strategy and long-term value creation. The CCO will also participate in certain internal decision making, business oversight and policy setting committees and processes of the business, including managing through a period of change.

Organization Structure – CCO reports directly to the CEO Key Responsibilities include:
The CCO serves as the single point of accountability for Sumisho’s commercial strategy, customer relationships, and portfolio value-creation. Key responsibilities include, but are not limited to:

Commercial Strategy & Leadership

•Lead the development, delivery, and implementation of the Sumisho commercial strategy.
•Alongside the Executive Management team, ensure commercial activities support Sumisho’s corporate objectives and maximize portfolio value.
•Function as the single point of accountability for shaping, driving, and implementing the commercial strategy and ensuring alignment across all commercial functions.
•Translate market trends, customer needs, and competitive dynamics into actionable strategic plans.
•Lead the business in delivering market-leading customer service across airline and trading counterparties for Sumisho’s US aircraft.
•Oversee the management of the aircraft portfolio, ensuring liquidity, performance, and alignment with strategic priorities.
•Define and lead Sumisho’s commercial governance frameworks and operating cadences to ensure speed, consistency, and quality of commercial decisions.
•Lead Sumisho’s commercial decision-making on acquisition, leasing, trading, repossessions, and disposal of aircraft assets.
•Build and maintain senior-level relationships with key customers, OEMs, financers, lenders and market partners.
•Ensure clear articulation of the commercial strategy to external stakeholders and internal teams
•Ensure commercial activities and performance metrics are communicated effectively and transparently with shareholders.
•Ensure commercial risks align with corporate risk frameworks.
•Ensure organisational capability, structures and processes support a best-in-class commercial platform.
•Develop, lead and motivate the commercial team, building capability, succession depth and fostering a collaborative, high-performing culture.

Revenue, Pricing & Commercial Performance

•Lead sustainable and profitable revenue growth for Sumisho
•Ensure consistent application of commercial frameworks, valuation methodologies, and deal governance.

Critical Competencies:

•Ability to think and plan strategically with an energetic and positive mindset.
•Excellent commercial awareness and understanding with the ability to make timely and informed decisions.
•Strong financial literacy and proven P&L leadership experience, with the ability to interpret financial drivers, evaluate commercial impacts, and make disciplined, value-enhancing enhancing decisions.
•Excellent people manager with the ability to set clear objectives and manage day-to-day activity and delivery of strategic objectives of the team.
•Ability to understand, clearly analyze, and present complex issues in simple understandable terms.
•Strong project management skills – the ability to commence, define, implement, and complete tasks and projects on time and to the highest standards.
•A confident leader who garners the respect of their team and their peers.
•Strong interpersonal communication and presentation skills with proven ability to influence others effectively.
•Lead organisational transformation and change initiatives to ensure resilience and agility across Sumisho.
•Ability to make an immediate impact with a strong drive to succeed, innovate, and improve.
•Delivery of timely, effective, and practical responses to queries/requests for advice and guidance.
•Efficient, flexible, and organized with the ability to deliver consistently under pressure.

These duties will not include any restricted activities or restricted areas included in the arrangements with former employer.

These duties are subject to change.

Schedule 2

The following terms referred to in Clause 22 shall, unless the context otherwise requires, have the following meanings:

“Businesses” means:

(a)the business of acquiring, owning, leasing, financing, managing, servicing, remarketing, and disposing of commercial aircraft and aircraft related assets;

(b)the negotiation, marketing, selling, inspecting of any services or products of the Company or any Group Company; and/or

(c)all and any material trades or other material commercial activities carried on with a view to profit by the Termination Date,

and, in the case of each of (a), (b), and (c), with which the Employee shall have been concerned or involved to any material extent at any time during the 12 months prior to the Termination Date and in relation to which the Employee has Confidential Information as at the Termination Date.

“Company Products and Services” means all and any products and/or services of the same type as or similar to any products and/or services supplied by the Company or any Group at the Termination Date.

“Customer” means any person, firm or company who the Company or any Group Company shall at any time during the period of two years prior to the Termination Date have provided any Company Products and Services.

"Prospective Customer" means any person, firm or company who or which shall at the Termination Date be negotiating with the Company or any Group Company for the provision of any Company Products and Services and the Employee is either directly involved in such negotiation or who personally holds confidential information regarding such negotiation or prospective customer.

“Restricted Firm” means:

(i)AerCap, Avolon, BOC Aviation, Avilease, Carlyle Aviation Partners;

(ii)any undertaking, in whatever form (including any company, partnership, fund, joint venture, special purpose vehicle or other person), which competes, or has taken material preparatory steps to compete, with all or any material part of the Businesses, in each case as the Businesses are or were carried on by the Company or any Group Company at any time during the twelve (12) months prior to the Termination Date and/or as planned, negotiated or committed in the ordinary course during that period; and includes any holding company or subsidiary of such undertaking and any successor to, or acquirer of all or a material part of, such undertaking or its relevant business.

“Restricted Period” means the period of 12 months from the Termination Date.

“Supplier” means any person, firm or company who or which shall at the Termination Date be engaged with the Company or any Group Company for the provision of any products or services to the Company or to whom or which the Company or any Group Company shall at any time during the period of two years prior to the Termination Date have received any products or services.

“Team Member” means any employee of the Company or any Group Company:

(a)with whom the Employee had material dealings;

(b)in respect of whom the Employee obtained Confidential Information which is relevant to his proposed recruitment;
(c)in respect of whom the Employee had supervisory responsibilities;

(d)who had material dealings with any employee referred to in (a), (b) or (c) above; or

(e)in respect of whom an employee referred to in (a), (b) or (c) above obtained Confidential Information which is relevant to his proposed recruitment in each case during the Employee’s employment, if this Agreement has terminated, in the twelve months immediately preceding the Termination Date.

“Team Recruitment Exercise” means an attempt by the Employee, his new employer or any other person, firm, company or organisation to recruit a team of two or more employees of the Company or a Group Company from the Company or a Group Company in circumstances where those employees will be involved in the provision of Company Products and Services in competition with the Company or any Group Company.

“Termination Date” means the date of termination of this Agreement.

“Territory” means (i) Ireland (ii) the United States of America, (iii) the United Kingdom, (iv) Japan, (v) China, (vi) France, (vii) Sweden, (viii) Cayman Islands (ix) Bermuda (x) Hong Kong and/or (xi) any parts of the world where the Company or any Group Company carries out Businesses and in relation to which the Employee had material responsibilities (including but not limited to supervisory or management responsibilities), carried out material duties and acquired material Confidential Information or trade connections, in each case at any time during the 12 months immediately preceding the Termination Date.